Exhibit 99.1

Company Release – Mifflintown, PA – October 31, 2016 Juniata Valley Financial Corp. Announces 2016 Third Quarter Earnings

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced Juniata’s net income for the third quarter of 2016 was $1,447,000, an increase of $439,000, or 43.6%, as compared to net income in the third quarter of 2015. Earnings per share was $0.30 in the third quarter of 2016, compared to $0.24 in the third quarter of 2015. For the nine months ended September 30, 2016, net income, at $3,854,000, increased by 31.4% over earnings for the same period in 2015, with earnings per share increasing by $0.10, or 14.3%, to $0.80.

The comparability of the results of operations for the three and nine month periods ending September 30, 2016 and September 30, 2015 were materially impacted by the acquisition of FNBPA Bancorp, Inc. (“FNBPA”) on November 30, 2015. The earnings increases in both comparative periods were due primarily to growth of earning assets and revenues as a result of the acquisition, even though results from both 2016 periods also included increased related operational expenses that are expected to be recurring, as well as significant merger and acquisition costs and certain gains included in non-interest income described below. Juniata incurred $372,000 expense in conjunction with the integration of its new Northern Tier region during the first nine months of 2016, with none recorded in the third quarter. In the third quarter and year-to-date periods of 2015, $153,000 and $211,000, respectively, in merger expenses were incurred.

Ms. Barber stated, “The integration of our Northern Tier division is proceeding as planned and is contributing to earnings as anticipated. We are now moving forward with the design and construction of a replacement for our Mountain View office in Juniata County; the new branch will spotlight innovative service delivery to our clientele. “

Annualized return on average assets for the nine months ended September 30, 2016 was 0.89% as compared to 0.82% in the same period one year ago. Annualized return on average equity, was 8.38% for the nine months ended September 30, 2016 compared to 7.79% in the nine months ended September 30, 2015.

Net interest income increased in the first nine months of 2016 by $2,460,000 when compared to the first nine months of 2015, driven by higher average loan balances and lower funding costs. Average earning assets were $89.1 million higher in the 2016 period, resulting from both organic growth and the FNBPA bank acquisition. Partially offsetting the increase in net interest income was an increase in non-interest expense, primarily employee compensation and benefits expense, due to added staffing in Juniata’s Northern Tier (FNBPA’s market area). Other non-interest expense increases included data processing expense, professional fees and FDIC insurance premiums, all related to the expanded organization.

Non-interest income during the first nine months of 2016 increased by $772,000 when compared to the first nine months of 2015 and included increases of $266,000 of life insurance gains, $132,000 net gains on investment transactions, $113,000 gain on the sale of student loans acquired in the FNBPA transaction, as well as a $256,000 increase in combined customer service fees and debit card fee income, and an increase of $45,000 in trust service fees, specifically estate fees.

For the third quarter of 2016, annualized return on average assets was 1.02% as compared to 0.84% for the same period in 2015 and annualized return on average equity was 9.35% and 8.03% in the third quarters of 2016 and 2015, respectively.

Net interest income increased in the third quarter of 2016 by $685,000 when compared to the third quarter of 2015, driven by higher average loan balances and lower funding costs. Non-interest income grew by $378,000, or 31.7%, most significantly including an increase of $266,000 in life insurance gains. Merger and acquisition expense decreased by $153,000 in the third quarter of 2016 as compared to the third quarter of 2015 while other non-interest expense increased by $475,000, or 13.4%.

Total assets at September 30, 2016 were $577.0 million, a decrease of 1.2% compared to December 31, 2015. During the same period, gross loans remained at $377 million and deposits increased by $6.2 million, or 1.4%.

On October 18, 2016, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on December 1, 2016 to shareholders of record on November 15, 2016.

To review financial statements which include detailed quarter and year-to-date financial information, please refer to Juniata’s reports by following this link Q3 2016 Financial Statements. These financial statements can be also be found at www.jvbonline.com, under Investor Relations/Financial Highlights/Q3 2016 Financial Statements.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the SEC.  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.